Exhibit 10.24

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (Amendment) which is made as of November 13, 2018, among Gothic River Lodging LLC, an Iowa limited liability company, with an address of 2706 James Street, Coralville, Iowa 52241 (“Seller”), and Lodging Opportunity Fund Real Estate Investment Trust, a North Dakota real estate investment trust with an address of 1635 43rd Street South, Suite 305, Fargo, North Dakota 58103 (“Buyer”), is made with reference to the following:

RECITALS

A.            Buyer and Seller have entered into an Asset Purchase Agreement effective as October 11, 2018 for the sale of a hotel asset commonly known as the Holiday Inn Express Cedar Rapids Collins Road, located at 1230 Collins Road North East, Cedar Rapids, Iowa 52402 (the “Business”).

B.            The Buyer has is undergoing its due diligence review, but requires additional time to further investigate the Business.

C.            Except as specifically modified by this Amendment, all other the provisions of the Asset Purchase Agreement remain in full force and effect. Unless otherwise defined in this Amendment, capitalized terms have the meanings set forth in the Asset Purchase Agreement.

AGREEMENT

1.              Incorporation of Recitals. The Recitals above constitute material and operative provisions in this Amendment, they are incorporated by reference.

2.              Due Diligence Extension. Seller and Buyer agree that the Review Period is extended through 5:00 pm CDT on November 20, 2018.

3.              Continued Inspection Items. The Buyer is satisfied with its due diligence inspections, expect for the following items:

3.1       With any limitation, the investigation and pricing of damages for the water damage in guest rooms and roof as indicated in the property inspection report.

3.2       Receipt of the appraisal that in the sole and absolute discretion of Buyer and Buyer’s commercial finance institution acceptable.

For the avoidance of doubt, if either 3.1 or 3.2 herein are, in Buyer’s sole and absolute discretion, unsatisfactory then Buyer may terminate the Purchase Agreement together with all Amendments and receive a full refund of the Deposit.

4                 Miscellaneous.

4.1           Amendment. This Amendment and the Asset Purchase Agreement will not be amended, altered, or terminated except by a writing executed by each Party.

4.2           Choice of Law. This Amendment and the Asset Purchase Agreement shall be governed in all respects by the laws of the State of Iowa.

4.3           Headings. The paragraph headings used in this Amendment are included solely for convenience.

4.4           Entire Agreement. This Amendment sets forth the entire understanding of the Parties as it relates to the subject matter contained herein.

4.5           Counterpart Execution; Facsimile Execution.

4.5.1                     Counterpart Execution. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts, when taken together, will constitute one and the same agreement.

4.5.2                     Facsimile Execution. The Parties agree that signatures on this First Amendment may be delivered by facsimile or email in lieu of an original signature, and the Parties agree to treat facsimile or email signatures as original signatures and agree to be bound by this provision.

Signatures on the next page

The Parties have executed this Amendment on the following dates to be effective as of the Effective Date:

SELLER

Gothic River Lodging LLC
an Iowa limited liability company

Dated:	11/13/18	/s/ John Hall
By: John Hall
Its: CFO

BUYER

Lodging Opportunity Fund Real Estate Investment Trust
a North Dakota real estate investment trust

Dated:	11/13/18	/s/ David Durell
By: David Durell
Its: Chief Acquisition Officer